EXHIBIT 99

Bruce L. Connery                      FOR RELEASE:  October 22, 1998
205 325 3898

Thomas W. Barker, Jr.
205 325 3586



    SONAT INC. ANNOUNCES THIRD QUARTER RESULTS; CHANGE TO FULL COST ACCOUNTING;
                               AND DECLARATION OF DIVIDEND


     BIRMINGHAM, Ala. -- Ronald L. Kuehn, Jr., chairman, president and chief executive officer of Sonat Inc. (NYSE: SNT), today announced the company's third quarter results, which reflect the adoption of the full cost method of accounting for its exploration and production business segment.

                         Change to Full Cost Accounting

      Sonat Exploration Company changed from successful efforts to full cost accounting because its future capital spending will be focused significantly more on exploration activity than in the past. Full cost accounting, which amortizes rather than expenses dry-hole exploration and other related costs, provides a more appropriate method of matching revenues and expenses. Exploration activity has increased from 6 percent of 1995 capital spending, or $27 million, to an estimated 33 percent of 1998 capital spending, or approximately $175 million. A significant percentage of Sonat Exploration's 1999 capital program will be spent on exploratory drilling.

      The adoption of the full cost method is expected to increase 1998 and 1999 normalized earnings from levels that would have been reported under successful efforts accounting and, more important, will reduce earnings volatility from quarter-to-quarter and year-to-year going forward. Sonat's earnings will now be more comparable to its integrated pipeline company peers that have substantial exploration and production operations, most of which use the full cost method. The change to full cost accounting will not materially affect the company's cash flow from operations.

      Sonat has restated all prior financial statements as a result of the conversion to full cost accounting. As a part of this process, all previous charges related to the impairment of Sonat Exploration's assets, including those taken in 1998, were reversed, which significantly raised the book value of those properties as well as Sonat's stockholders' equity. The full cost method, however, requires quarterly ceiling tests to ensure that the carrying value of assets on the balance sheet is not overstated. Sonat Exploration has performed ceiling tests for each of the three 1998 quarters and appropriate charges have been taken. The third quarter test was based on NYMEX prices of $1.67 per thousand cubic feet (Mcf) for natural gas and $14.98 per barrel for oil, and was adjusted for hedges, basis differentials and other pricing factors. Future quarterly full cost ceiling tests will be based on the then-current NYMEX prices for both natural gas and oil after adjustments. The end result of the full cost conversion is that both the book value of Sonat Exploration's properties and Sonat's stockholders' equity are at higher levels than if it had continued with the successful efforts method of accounting.

                                Financial Results

      Under the full cost method of accounting, Sonat earned $37.4 million, or $.34 per share, for the three months ended September 30, 1998, after eliminating a $295.8 million, or $2.69 per share, ceiling test charge under full cost accounting rules. Third quarter 1998 results compare with $52.3 million, or $.47 per share, for the same 1997 period. The decline in normalized earnings is principally due to sharply lower oil and natural gas prices and lower production.

      For the nine months ended September 30, 1998, the company earned $136.8 million, or $1.24 per share, after eliminating the previously mentioned third quarter charge as well as ceiling test and restructuring charges totaling $386.8 million, or $3.51 per share, in the previous two 1998 quarters. This compares with earnings of $176.2 million, or $1.58 per share, for the first nine months of 1997.

      The change to full cost accounting had the effect of increasing third quarter 1998 and 1997 normalized earnings by $24.4 million, or $.22 per share, and $23.7 million, or $.21 per share, respectively. Nine-month 1998 and 1997 normalized earnings were increased by $54.7 million, or $.49 per share, and $60.9 million, or $.54 per share, respectively.

                   Exploration and Production Results and Operations Sonat Exploration's earnings before interest and taxes (EBIT) for the third quarter of 1998 were $26 million, after eliminating the effect of the $455 million pre-tax ceiling test charge. This compares with EBIT of $50 million in the same 1997 period. Total production declined from 81 billion cubic feet of natural gas equivalent (Bcfe) to 66 Bcfe, primarily due to significant property sales that have occurred as part of the previously announced corporate restructuring. Excluding properties sold in the restructuring, production declined from 59 Bcfe in the third quarter of 1997 to 56 Bcfe in the same 1998 period.

      Realized natural gas prices for the third quarter of 1998 were $1.85 per Mcf as compared with $2.08 per Mcf last year. Realized oil prices were $12.34 per barrel compared with $18.72 per barrel last year.

      So far this year, Sonat Exploration has been successful on four of the 13 exploratory wells that it has drilled in the Gulf of Mexico. The company has recently completed the technical and permitting work necessary to drill a number of important offshore prospects, including its Timbalier Trench and Viosca Knoll blocks. With these prospects now ready to drill and because of the recent decline in day rates for offshore drilling rigs and related services, the company plans to increase substantially its offshore exploration activity with 13 wells planned for the fourth quarter of 1998 and first quarter of 1999. Onshore exploration activity is also expected to increase sharply due to the significant number of exploration prospects that the company has generated this year.

      In the August Federal Lease Sale 171, Sonat Exploration was the apparent successful bidder on 30 offshore tracts at a total cost of $9.1 million. Twenty-six of these leases are in deep water and are a part of the company's efforts to build a deep-water exploration program.

                    Natural Gas Transmission Results and Operations

      EBIT for the natural gas transmission segment was $53 million compared with $49 million in the third quarter of 1997. The improvement is primarily due to equity earnings from the allowance for funds used during the construction of the Destin Pipeline and a Southern Natural Gas Company expansion that was completed in late 1997. Southern Natural's market-area throughput rose from 133 Bcf to 140 Bcf because of increased electric-generation demand. Production-area throughout declined from 109 to 85 Bcf due to disruptions from hurricanes and tropical storms, and natural production declines taking place in certain Gulf of Mexico fields.

                                Expansion Update

      During the third quarter, construction of the offshore portion on the Destin Pipeline was completed, and it is currently transporting about 90 million cubic feet (MMcf) of natural gas per day. As additional reserves are connected during the fourth quarter, daily throughput is expected to exceed 200 MMcf per day by year end.

                     Energy Services Results and Operations

      Financial results for the energy services segment improved from 1997 levels, as third quarter EBIT rose to $4.2 million from $.7 million in the third quarter of 1997. The increase is due to better power marketing results and the contribution of the 50 percent-owned Mid-Georgia Cogen L.P. power plant, which was heavily utilized in July and August.

      Sonat Marketing Company's third quarter physical sales volumes were slightly below 1997 levels. Notional sales volumes from natural gas derivative transactions more than doubled, however, reflecting Sonat Marketing's expanding its financial transactions on behalf of customers and increasing reliance on financial transactions to manage basis positions.

      While Sonat Power Marketing's third quarter 1998 volumes were slightly below 1997 levels, margins were substantially better due to improved market conditions. The company's financial results also benefited from marketing arrangements, whereby the company captures a spread between natural gas and electricity prices.

                                Dividend Approved

      Kuehn also announced that a regular quarterly dividend of $.27 per share was declared for Sonat's common stock. The dividend, payable on December 14, 1998, to stockholders of record on November 30, 1998, is the 239th consecutive quarterly dividend paid on the company's common stock.

      Sonat Inc., headquartered in Birmingham, is a diversified energy company engaged in exploration and production of oil and natural gas, interstate transmission of natural gas, and energy services.

               Cautionary Statement Concerning Forward-Looking Statements

This press release includes certain forward-looking statements, which are based on assumptions the company believes are reasonable, but a variety of factors could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in management's forward-looking statements. Such statements are made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Changes  in  business  conditions  in the  oil  and gas  industry  and at  Sonat
Exploration Company could change its current plans for increasing its onshore and offshore exploration programs. Such changes would include material changes in oil and gas prices and drilling rig rates. Finally, there can be no assurance that the Destin Pipeline will be able to timely connect new fields or that the production from those fields will allow it to meet its planned throughput objectives.

Additional factors that may affect the company can be found under the caption "Cautionary Statement Concerning Forward-Looking Statements" in the company's 1997 Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q for the first and second quarters of 1998. These reports, which are filed with the Securities and Exchange Commission, are hereby referenced in their entirety for further information about the company, its operations and its financial statements.

                                # # #
                                                                         98-31

SONAT INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                                         3 Months                           9 Months
                                                                  ----------------------             ----------------------
Periods Ended September 30,                                     1998             1997 (2)         1998            1997 (2)
---------------------------------------------------------------------------------------------------------------------------
                                                                      (In Thousands, Except Per-Share Amounts)

Revenues                                                     $  874,497       $1,073,715        $2,908,772       $3,053,169

Costs and Expenses                                            1,263,819          982,208         3,713,508        2,756,289
                                                             ----------       ----------        ----------       ----------

Operating Income (Loss)                                        (389,322)          91,507          (804,736)         296,880

Other Income                                                     20,521            9,487            48,034           35,762
                                                             ----------       ----------        ----------       ----------

Earnings (Loss) Before Interest
     and Taxes                                                 (368,801)         100,994          (756,702)         332,642

Interest Expense, Net                                           (32,312)         (23,505)          (93,099)         (68,814)
                                                             ----------       ----------        ----------       ----------

Income (Loss) before Income Taxes                              (401,113)          77,489          (849,801)         263,828

Income Tax Expense (Benefit)                                   (142,697)          25,141          (304,039)          87,636
                                                             ----------       ----------        ----------       ----------


Net Income (Loss) (1)                                        $ (258,416)      $   52,348        $ (545,762)      $  176,192
                                                             ==========       ==========        ==========       ==========


Earnings (Loss) Per Share of
     Common Stock                                            $    (2.35)      $      .48        $    (4.96)      $     1.60
                                                             ==========       ==========        ==========       ==========

Earnings (Loss) Per Share of
     Common Stock-Assuming Dilution                          $    (2.35)      $      .47        $    (4.96)      $     1.58
                                                             ==========       ==========        ==========       ==========

Weighted Average Shares
     Outstanding                                                110,034          109,926           110,017          110,164
                                                             ==========       ==========        ==========       ==========

Weighted Average Shares
     Outstanding-Assuming Dilution                              110,034          111,397           110,017          111,716
                                                             ==========       ==========        ==========       ==========

Cash Dividends Paid Per Common Share                         $      .27       $      .27        $      .81       $      .81
                                                             ==========       ==========        ==========       ==========


---------------------------------------------------------------------------------------------------------------------------

SONAT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


(1) Net income for the three-month period of 1998 includes a charge of $295.8 million, or $2.69 per share, for ceiling test write-downs related to the Company's oil and gas operations. Net income for the nine-month period of 1998 includes charges of $682.6 million, or $6.20 per share, for ceiling test write-downs and restructuring charges related to the Company's oil and gas operations.

(2) The 1997 information has been restated for a change to the full cost method of accounting for the Company's oil and gas operations and to reflect the Company's merger with Zilkha Energy Company on January 30, 1998, which was accounted for as a pooling of interests.

         Under the successful efforts method of accounting the Company would have reported net income as follows (including Zilkha):

                                                                          3 Months                           9 Months
                                                                     -------------------               --------------------
         Periods Ended September 30,                             1998              1997             1998             1997
         ------------------------------------------------------------------------------------------------------------------
                                                                      (In Thousands, Except Per-Share Amounts)

         Net Income (Loss)                                      $(8,252)         $(5,384)        $(228,218)         $81,333
                                                                =======          =======         =========          =======

         Earnings (Loss) Per Share of
              Common Stock-Assuming Dilution                    $  (.07)         $  (.05)        $   (2.07)         $   .73
                                                                =======          =======         =========          =======


         Net income under the successful efforts method for both 1997 periods included a charge of $34.0 million, or $.31 per share, related to the impairment of certain oil and gas properties.

         Net income under the successful efforts method for the 1998 three-month and nine-month periods included a charge for restructuring and impairment costs related to the Company's oil and gas operations of $21.2 million, or $.19 per share, and $310.4 million, or $2.82 per share, respectively.

SONAT INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA
(Unaudited)

                                                                         3 Months                            9 Months
                                                                  ----------------------              ----------------------
Periods Ended September 30,                                     1998               1997           1998              1997
----------------------------------------------------------------------------------------------------------------------------
                                                                                   (In Thousands)
BUSINESS SEGMENTS
    Revenues:
       Exploration and production                             $ 121,161       $  180,255        $  431,202       $  537,534
       Natural gas transmission                                  93,349           93,153           294,350          295,701
       Energy services                                          762,024          912,910         2,499,243        2,569,114
       Other                                                     11,791            7,842            34,125           25,585
       Intersegment revenue                                    (113,828)        (120,445)         (350,148)        (374,765)
                                                              ---------       ----------        ----------       ----------
                                                              $ 874,497       $1,073,715        $2,908,772       $3,053,169
                                                              =========       ==========        ==========       ==========


    Operating Income (Loss):
       Exploration and production                             $(430,366)      $   50,347        $ (956,593)      $  157,653
       Natural gas transmission                                  38,166           39,695           143,060          131,735
       Energy services                                            1,492              960             4,816            2,015
       Other, net of corporate
          expenses                                                1,386              505             3,981            5,477
                                                              ---------       ----------        ----------       ----------
                                                              $(389,322)      $   91,507        $ (804,736)      $  296,880
                                                              =========       ==========        ==========       ==========


    Earnings (Loss) Before Interest
       and Taxes:
          Exploration and production                          $(428,537)      $   50,413        $ (954,340)      $  160,279
          Natural gas transmission                               52,857           48,983           184,919          164,139
          Energy services                                         4,206              710             6,686            1,464
          Other                                                   2,673              888             6,033            6,760
                                                              ---------       ----------        ----------       ----------
                                                              $(368,801)      $  100,994        $ (756,702)      $  332,642
                                                              =========       ==========        ==========       ==========


INTEREST EXPENSE, NET:
    Interest income                                           $     938       $    1,467        $    4,201       $    3,662
    Interest expense                                            (34,470)         (26,763)         (101,392)         (78,134)
    Interest capitalized                                          1,220            1,791             4,092            5,658
                                                              ---------       ----------        ----------       ----------
                                                              $ (32,312)      $  (23,505)       $  (93,099)      $  (68,814)
                                                              =========       ==========        ==========       ==========


---------------------------------------------------------------------------------------------------------------------------


                                                                   September 30,                    December 31,
                                                                       1998                             1997
                                                                   -------------                    ------------
                                                                                  (In Thousands)
Assets                                                                $4,108,495                      $5,252,114
Total Debt                                                             1,847,696                       1,697,213
Stockholders' Equity                                                   1,342,639                       1,961,776
Debt to Capitalization                                                        58%                             46%


---------------------------------------------------------------------------------------------------------------------------

SONAT INC. AND SUBSIDIARIES

OPERATIONAL DATA
(Unaudited)

Exploration and Production Operations

                                                                         Three Months                       Nine Months
                                                                     Ended September 30,                Ended September 30,
                                                                     -------------------                -------------------
                                                               1998                 1997           1998                1997
                                                               ----                 ----           ----                ----

Net Sales Volumes:
    Gas (Bcf)                                                      54                 68             177                196
    Oil and condensate (MBbls)                                  1,622              1,747           5,356              4,453
    Natural gas liquids (MBbls)                                   378                496           1,553              1,293
---------------------------------------------------------------------------------------------------------------------------

Average Sales Prices:
    Gas ($/Mcf)                                                $ 1.85             $ 2.08          $ 1.96             $ 2.20
    Oil and condensate ($/Bbl)                                  12.34              18.72           13.44              19.89
    Natural gas liquids ($/Bbl)                                  8.33              10.94            9.04              11.84
---------------------------------------------------------------------------------------------------------------------------


Natural Gas Transmission

                                                                         Three Months                       Nine Months
                                                                     Ended September 30,                Ended September 30,
                                                                     -------------------                -------------------
                                                               1998                 1997           1998                1997
                                                               ----                 ----           ----                ----
                                                                                    (Billion Cubic Feet)
Southern Volumes:
    Market transportation                                         140                133             462                439
    Supply transportation                                          85                109             283                289
                                                               ------             ------          ------             ------
       Total Volumes                                              225                242             745                728
                                                               ======             ======          ======             ======

Florida Gas Volumes (100%)                                        130                129             350                364
                                                               ======             ======          ======             ======




Energy Services

                                                                         Three Months                       Nine Months
                                                                     Ended September 30,                Ended September 30,
                                                                     -------------------                -------------------
                                                               1998                 1997           1998                1997
                                                               ----                 ----           ----                ----
Physical Volumes:
    Sonat Marketing Sales Volumes (100%)
       (Billion Cubic Feet)                                       285                339             929                942
                                                               ======             ======          ======             ======

    Sonat Power Marketing Sales
       Volumes (100%)
       (Thousands of Megawatt Hours)                            3,051              3,344           8,950              6,662
                                                               ======             ======          ======             ======


Financial Settlements (Notional):
    (Bcf/d)                                                      11.8                4.5             8.7                3.6
                                                               ======             ======          ======             ======